CONSENT OF INDEPENDENT ACCOUNTANTS





The Board of Directors
United Tennessee Bankshares, Inc.


We consent to the incorporation by reference in this registration statement of United Tennessee Bankshares, Inc. on Form S-8, regarding Newport Federal Savings and Loan Association 401(k) Retirement Plan, of our report dated January 17, 1997, on our audits of the consolidated financial statements of Newport Federal Savings and Loan Association as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, which report was included in the Prospectus for the common stock of United Tennessee Bankshares, Inc. and incorporated by reference herein. We also consent to the reference to our firm under the caption "Experts".



                          /s/ Pugh & Company, P.C.
                          Certified Public Accountants

                          December 3, 1997